Exhibit 99.1




July 18, 2007 12:21 PM Eastern Daylight Time


                    GS FINANCIAL CORP. DECLARES DIVIDEND




Metairie, La. - Albert J. Zahn, Jr., Chairman of the Board of Directors of
GS Financial Corp. (Nasdaq: GSLA), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on July 17, 2007, declared a quarterly cash dividend of $.10 per share. The dividend is payable to shareholders of record as of July 31, 2007 and will be paid on August 15, 2007.

GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, in the metropolitan New Orleans area.



Contacts:


GS Financial Corp.
Stephen E. Wessel or Lettie Moll 504-457-6220